                                                                     EXHIBIT 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION

                             DATED DECEMBER 26, 2001

                                     BETWEEN

                        FIRST LAND AND INVESTMENT COMPANY

                                       AND

                               BANCORPSOUTH, INC.

                                TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                ----
ARTICLE 1           TRANSFER OF ASSETS; CONSIDERATION; CLOSING................................................... 1
1.1                 Transfer of Assets........................................................................... 1
1.2                 Liabilities.................................................................................. 1
1.3                 Consideration for Transfer................................................................... 2
1.4                 Expenses..................................................................................... 2
1.5                 Transfer Taxes............................................................................... 2
1.6                 Further Acts and Assurances.................................................................. 2
1.7                 Closing...................................................................................... 2
1.8                 Purchaser to Make Shares Available........................................................... 3
1.9                 Tax Treatment................................................................................ 3
1.10                Dissolution of Seller........................................................................ 3

ARTICLE 2           REPRESENTATIONS AND WARRANTIES OF SELLER..................................................... 3
2.1                 Organization................................................................................. 3
2.2                 Authority.................................................................................... 3
2.3                 Subsidiaries................................................................................. 4
2.4                 Title to Assets.............................................................................. 4
2.5                 Substantially All of the Assets.............................................................. 4
2.6                 Type of Assets............................................................................... 4
2.7                 Absence of Undisclosed Liabilities........................................................... 4
2.8                 Contracts.................................................................................... 4
2.9                 Defaults..................................................................................... 4
2.10                Environmental Matters........................................................................ 5
2.11                Litigation................................................................................... 5
2.12                Compliance with Law.......................................................................... 5
2.13                Taxes........................................................................................ 6
2.14                Employment Matters........................................................................... 6
2.15                Consent and Approvals........................................................................ 7
2.16                Seller Information........................................................................... 7
2.17                No Untrue or Inaccurate Representation or Warranty........................................... 7

ARTICLE 3           REPRESENTATIONS AND WARRANTIES OF PURCHASER.................................................. 7
3.1                 Organization and Standing of Purchaser....................................................... 7
3.2                 Authority of Purchaser....................................................................... 7
3.3                 SEC Reports.................................................................................. 8
3.4                 Purchaser Information........................................................................ 8
3.5                 No Untrue or Inaccurate Representation or Warranty........................................... 8
3.6                 Tax Representations.......................................................................... 8

ARTICLE 4           COVENANTS OF PURCHASER....................................................................... 9
4.1                 Corporate Action............................................................................. 9
4.2                 Confidential Handling of Documents........................................................... 9
4.3                 Conduct of Business.......................................................................... 9

ARTICLE 5           COVENANTS OF SELLER.......................................................................... 9
5.1                 Access and Information....................................................................... 9
5.2                 Conduct of Business......................................................................... 10
5.3                 Best Efforts to Secure Consents............................................................. 11
5.4                 Unusual Events.............................................................................. 11
5.5                 Press Releases.............................................................................. 11

ARTICLE 6           ADDITIONAL AGREEMENTS....................................................................... 11
6.1                 Regulatory Matters.......................................................................... 11
6.2                 Shareholder Meeting......................................................................... 12
6.3                 Legal Conditions............................................................................ 12
6.4                 Stock Exchange Listing...................................................................... 12
6.5                 Affiliates.................................................................................. 12

ARTICLE 7           CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY....................................... 13
7.1                 Shareholder Approval........................................................................ 13
7.2                 Listing of Shares........................................................................... 13
7.3                 Other Approvals............................................................................. 13
7.4                 S-4......................................................................................... 13
7.5                 No Injunctions or Restraints; Illegality.................................................... 13

ARTICLE 8           CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER........................................... 13
8.1                 Representations and Warranties True......................................................... 13
8.2                 Performance of Obligations of Purchaser..................................................... 13
8.3                 Other Deliveries............................................................................ 14
8.4                 Proceedings and Documents Satisfactory...................................................... 14
8.5                 Fairness Opinion............................................................................ 14
8.6                 Sale of Real Estate and Mineral Rights...................................................... 14
8.7                 Tax Opinion................................................................................. 14
8.8                 Dissenting Shares........................................................................... 14

ARTICLE 9           CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER........................................ 14
9.1                 Representations and Warranties True......................................................... 14
9.2                 Performance of Obligations of Seller........................................................ 14
9.3                 Completion of Due Diligence Review.......................................................... 15
9.4                 Board of Director Approval.................................................................. 15
9.5                 Bill of Sale................................................................................ 15
9.6                 Other Deliveries............................................................................ 15
9.7                 Proceedings and Documents Satisfactory...................................................... 15
9.8                 No Adverse Change........................................................................... 15
9.9                 Sale of Real Estate and Mineral Rights...................................................... 15
9.10                Loan Payoff................................................................................. 15
9.11                Dissenting Shares........................................................................... 15

ARTICLE 10          TERMINATION................................................................................. 15
10.1                Termination................................................................................. 15
10.2                Effect of Termination....................................................................... 17

ARTICLE 11          INDEMNIFICATION............................................................................. 17

ARTICLE 12          MISCELLANEOUS............................................................................... 17
12.1                Notices..................................................................................... 17
12.2                Entire Agreement............................................................................ 18
12.3                Governing Law............................................................................... 18
12.4                Section Headings............................................................................ 18
12.5                Waiver...................................................................................... 18
12.6                Exhibits.................................................................................... 18
12.7                Assignment.................................................................................. 18
12.8                Plain Meaning............................................................................... 18
12.9                Counterparts................................................................................ 18
12.10               Severability.................................................................................18

                      AGREEMENT AND PLAN OF REORGANIZATION

         AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement"), dated as of December 26, 2001, between FIRST LAND AND INVESTMENT COMPANY, an Arkansas corporation ("Seller"), and BANCORPSOUTH, INC., a Mississippi corporation ("Purchaser").

                                    RECITAL:

         WHEREAS, Seller is a corporation which owns the securities, cash, furniture, fixtures and office equipment (collectively, the "Assets") used in connection with its business (the "Business");

         WHEREAS, Seller is a shareholder of Purchaser;

         WHEREAS, Seller desires to transfer and Purchaser desires to acquire the Assets (except for certain excluded assets as set forth herein), in exchange for the issuance and delivery by Purchaser to Seller of certain shares of common stock of Purchaser, with such shares to be further distributed by Seller to the shareholders of Seller in complete liquidation and dissolution of Seller, all upon terms and conditions hereinafter set forth; and

         WHEREAS, for federal income tax purposes, it is intended that the transactions provided for herein shall qualify as a reorganization ("the Reorganization") within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code").

         The parties hereby agree as follows:

                                    ARTICLE 1

                   TRANSFER OF ASSETS; CONSIDERATION; CLOSING

1.1      Transfer of Assets

                  (a) Upon the terms of this Agreement and based upon the representations, warranties and agreements made herein by each of the parties to the other, on the Closing Date (as defined below), Seller shall transfer and Purchaser shall acquire all securities, cash, furniture, fixtures and office equipment owned by Seller and utilized in the Business, as described in Schedule 1.1(a)(i) (the "Schedule of Assets"); provided, however, Seller shall not transfer and Purchaser shall not acquire title to any of the excluded assets set forth on Schedule 1.1(a)(ii), consisting of the real estate (the "Real Estate") and the mineral rights (the "Mineral Rights") described therein; and

                  (b) In lieu of acquiring the Real Estate and the Mineral Rights, prior to Closing, Seller intends to sell to one or more third parties all of the Real Estate and the Mineral Rights and to transfer to Purchaser the net proceeds of such sale or sales remaining after satisfaction of or provision for all liabilities, claims and obligations of Seller; and

                  (c) Seller shall execute and deliver to Purchaser a Bill of Sale in the form of Exhibit 1.1(c).

         1.2 Liabilities. Seller has no liabilities, claims or obligations (whether accrued, absolute, contingent or otherwise) related to the Business or the Assets other than those set forth on Schedule 1.2 (the "Schedule of Liabilities"). The Assets shall be sold free and clear of all liabilities, liens, charges and encumbrances. Purchaser shall not assume any liability or obligation of Seller, fixed or contingent, disclosed or undisclosed, at the closing of the transactions contemplated hereby or otherwise. Seller agrees to satisfy, at or before the Closing (as defined below) all liabilities, indebtedness and obligations related to the Assets and to have all liens related to the Assets released. Notwithstanding the foregoing, the shareholders of Seller (each a "Shareholder" and, collectively, the "Shareholders") will have the right of dissent from the transactions proposed herein under Sections 4-27-1301, et seq., of the Arkansas Business Corporation Act of 1987 (the "ABCA"); in the event one or more Shareholders dissents, the payments such Shareholders may be entitled to receive may not be known or satisfied prior to the Closing. Notwithstanding the foregoing, Seller shall be responsible for making any and all payments which such dissenting shareholders shall be entitled to receive.

         1.3 Consideration for Transfer. The purchase price for the Assets (the "Purchase Price") paid to Seller shall be that number of shares of Common Stock, $2.50 par value per share, of Purchaser (the "Common Stock") determined according to the following formula:

         (I) (a) The market value of 433,593 shares of Common Stock, determined by the average of the high and low prices of the Common Stock on the New York Stock Exchange (the "NYSE") on the trading day preceding the Closing Date, plus (b) all cash held by Seller as of the Closing Date, less (c) cash necessary to pay any and all known liabilities of Seller, including without limitation (i) all income taxes accrued or owed by Seller, (ii) all legal, accounting, NYSE listing and other expenses relating to the transactions contemplated hereby incurred by either Seller or Buyer, (iii) all amounts reserved to pay dissenting shareholders and expenses relating to dissenting shareholders, and (iv) all amounts reserved to pay fractional shares upon distribution of the Common Stock to the Shareholders, less (d) the sum of $500,000 all divided by (II) the market value of a share of the Common Stock determined by the average of the high and low prices of the Common Stock on the NYSE on the trading day preceding the Closing Date.

         1.4 Expenses. All expenses of Purchaser in connection with this Agreement or the transactions provided for hereby shall be borne by Seller, whether or not such transactions are consummated.

         1.5 Transfer Taxes. Seller shall be responsible for any documentary transfer taxes and any sales, use or other taxes imposed by reason of the transfer of the Assets, the fees and costs of recording or filing all applicable conveyancing instruments necessary to transfer the Assets and any transfer taxes, costs or fees by reason of the issuance of the shares of Common Stock pursuant to Section 1.3.

         1.6 Further Acts and Assurances. Seller shall, at any time and from time to time at and after the Closing, upon the request of Purchaser, take any and all steps necessary to place Purchaser in possession and operating control of the Assets to be transferred hereunder, and will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required for the better transferring and confirming to Purchaser or to its successors or assigns, or for reducing to possession, any or all of the Assets.

         1.7 Closing. Subject to the terms and conditions of this Agreement, the transfer, acquisition and other activities provided for herein (the "Closing") shall take place at the offices of Waller Lansden Dortch & Davis, PLLC, on or before April 30, 2002 (the "Closing Date") or such other time, date and place as the parties shall mutually agree. The Closing will not take place between the record date and the payable date for any dividend declared by Purchaser.

         1.8 Purchaser to Make Shares Available. On the Closing Date, Purchaser shall deliver to Seller certificates representing the shares of Common Stock and cash in lieu of fractional shares to be paid pursuant to Section 1.3. Notwithstanding anything to the contrary contained herein, no certificate representing a fractional share of Common Stock shall be issued hereunder, no dividend or distribution with respect to Common Stock shall be payable on or with respect to the fractional share, and such fractional share interest shall not entitle the owner thereof to vote or to any other rights of a shareholder of Purchaser. In lieu of the issuance of any such fractional share, Purchaser shall pay to Seller an amount in cash equal to the product of (x) the market value of a share of the Common Stock determined in accordance with Section 1.3 and (y) the fraction of a share of Common Stock which Seller would otherwise be entitled to receive pursuant to this Article 1.

         1.9 Tax Treatment. Purchaser and Seller intend that the transactions contemplated by this Agreement be treated for tax purposes as a reorganization under Section 368(a)(1)(C) of the Code and that this Agreement shall constitute a "plan or reorganization" for the purposes of Section 368(a) of the Code. Purchaser does not make any representation or warranty with respect to the transactions contemplated by this Agreement qualifying as a reorganization under Section 368(a)(1)(C) of the Code, nor with respect to the tax consequences of such transactions.

         1.10 Dissolution of Seller. Approval of this Agreement by the Shareholders shall constitute (i) adoption of a plan of reorganization meeting the requirements of Section 368(a) of the Code (the "Plan of Reorganization"),
(ii) approval of the sale of all of the Real Estate and Mineral Rights, and
(iii) approval of the dissolution of Seller. Pursuant to this Plan of Reorganization, Seller will take all steps necessary or appropriate so that the dissolution of Seller pursuant to the laws of the State of Arkansas will occur as soon as practicable after the Closing (and in any event within 120 days after the Closing Date). At the conclusion of the Reorganization pursuant to the Plan of Reorganization, (i) any assets of Seller that have not been conveyed to Purchaser hereunder shall be distributed to the Shareholders in accordance with their respective interests and applicable law, including Section 368 of the Code, and Seller shall be responsible for filing any and all final tax returns of Seller and for paying any liabilities associated therewith.

                                    ARTICLE 2

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         As of the date hereof and, when read in light of any Schedules that are to be provided in accordance with the provisions of Section 12.7 hereof, Seller represents and warrants to Purchaser as follows:

         2.1 Organization. Seller is a corporation, duly organized, validly existing and in good standing under and by virtue of the laws of the State of Arkansas.

         2.2 Authority. Seller has all requisite power and authority to (a) own and lease Seller's properties and assets, (b) carry on Seller's business as and where it is now being conducted, (c) execute, deliver and perform its obligation under this Agreement and the documents to be executed in connection herewith, and, (d) upon requisite approval of the Shareholders of Seller, consummate the transactions contemplated hereby. All action on the part of Seller necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby has been or will be taken prior to the Closing Date. This Agreement shall constitute the legal, valid and binding obligation of Seller, enforceable in accordance with its terms except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditor's rights generally and except as enforceability is subject to general principles of equity.

         2.3 Subsidiaries. Seller does not have and has never had any subsidiaries or affiliated organizations and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control of, directly or indirectly, any other corporation, partnership, limited liability company, association, joint venture or other business entity, other than shares of Common Stock in Purchaser.

         2.4 Title to Assets. Seller has, and at Closing will have, good and marketable title to all of the Assets subject to no mortgage, pledge, lien, lease, conditional sales agreement, option, right of first refusal or any other encumbrance or charge, including taxes. Seller agrees to remove all security interests reflected on any search of public records, if any, prior to the Closing and to remove any other security interests filed with respect to the Assets between the date of such search of public records and the Closing Date. The Bill of Sale, in the form attached hereto as Exhibit 1.1(b), to be executed and delivered by Seller at the Closing will be valid, binding and enforceable in accordance with its terms, and will effectively vest in Purchaser good and marketable title to all of the Assets. At the Closing, Seller shall deliver certificates representing all of the securities owned by it, duly endorsed for transfer.

         2.5 Substantially All of the Assets. The Assets described in the Schedule of Assets represent "substantially all" of the assets of Seller within the meaning of Section 368(a)(1)(C) of the Code and applicable regulations of the United States Department of the Treasury.

         2.6 Type of Assets. The Assets consist solely of common stock of Purchaser, cash, and equipment in the nature of furniture, fixtures and office equipment.

         2.7 Absence of Undisclosed Liabilities. Except as and to the extent reflected in the Schedule of Liabilities, Seller, as of the date hereof, has no liabilities, claims or obligations (whether accrued, absolute, contingent or otherwise) related to the Business or the Assets and no knowledge of any facts or circumstances that may give rise to a liability, claim or obligation in the future.

         2.8 Contracts. There are no contracts, leases, agreements or other instruments to which Seller is a party or is bound which could either singularly or in the aggregate have an adverse effect on the value to Purchaser of the Assets or which could inhibit or prevent Seller in its ability effectively to transfer to or vest in Purchaser good and sufficient title to the Assets.

         2.9 Defaults. Seller is not in default under, nor has any event occurred which, with the lapse of time or action by a third party, could result in a default under, any outstanding indenture, mortgage, lease, contract or agreement to which Seller is a party, except for defaults that would not have a material adverse effect on Seller, the Assets or Purchaser. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not (i) violate any provision of, or result in the breach of, or constitute a default under, any law the violation of which would result in a significant liability to Seller, or any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal; (ii) constitute a violation of or a default under, or conflict with, any term or provision of any contract, commitment, indenture, lease or other agreement, or any other restriction of any kind to which Seller is a party or by which Seller is bound; or (iii) cause or give any party grounds to cause (with or without notice, the passage of time or both) the maturity of any liability or obligation of Seller to be accelerated, or increase any such liability or obligation.

         2.10 Environmental Matters. There are no underground storage tanks located on or under the Real Estate used by the Business on or prior to the date hereof, which property is described on Schedule 1.1(a)(ii) attached hereto (the "Property"). There are no "Hazardous Substances" (as hereinafter defined) on, in or under the Property, and neither Seller nor, to Seller's knowledge, any third party has engaged in the generation, production, use, handling, manufacture, treatment, storage or disposal of any Hazardous Substances on, in or under the Property. "Hazardous Substances" shall mean any substance, material, waste or pollutant that is now or hereafter listed, defined, characterized or regulated as hazardous, toxic or dangerous under or pursuant to any statute, law, ordinance, rule or regulation of any federal, state, regional, county or local governmental authority having jurisdiction over the Property or its use or operation, including, without limitation, (i) any substance, material, element, compound, mixture, solution, waste, chemical or pollutant listed, defined, characterized or regulated as hazardous, toxic or dangerous under Applicable Environmental Law, (ii) petroleum, petroleum derivatives or by-products and other hydrocarbons, (iii) polychlorinated biphenyls (PCBs), asbestos and urea formaldehyde and (iv) radioactive substances, materials or waste. "Applicable Environmental Law" shall include (i) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq. ("CERCLA"); (ii) the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq. ("RCRA");
(iii) the Federal Water Pollution Control Act, 33 U.S.C. ss. 1251 et seq.; (iv) the Clean Air Act, 42 U.S.C. ss. 7401 et seq.; (v) the Hazardous Material Transportation Act, 49 U.S.C. ss. 1471 et seq.; (vi) the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq.; (vii) any amendments to the foregoing Acts as adopted from time to time; (viii) any rule, regulation, order, injunction, judgment, declaration or decree implementing or interpreting any of the foregoing Acts, as amended; and (ix) any other federal, state or local statute, law, ordinance, rule, regulation, order or decree regulating, relating to, interpreting or imposing liability or standards of conduct concerning hazardous, toxic or dangerous substances, material, waste, chemicals or pollutants. There is no pending or, to the knowledge of Seller, threatened civil or criminal litigation, notice of violation or administrative proceeding relating in any way to any Applicable Environmental Law involving the Business, the Property or the Assets, and, to the knowledge of Seller, there is no basis for such litigation, notice or proceeding that could have a material adverse effect on the Assets.

         2.11 Litigation Except as set forth in Schedule 2.11, there is no litigation, arbitration, governmental claim, investigation, workers compensation claim or proceeding pending or threatened against Seller at law or in equity, before any court, arbitration tribunal or governmental agency related to Seller, the Business or the Assets. No such proceeding set forth in Schedule 2.11 concerns the ownership or any other rights with respect to the Assets. Seller knows of no facts on which material claims may be hereafter made against Seller related to the Assets. Any and all claims relating to Seller or the Business arising from incidents on, before or after the Closing Date shall be the sole responsibility of Seller and are specifically not assumed by Purchaser hereunder. All claims and litigation against Seller are fully covered by insurance. Seller shall unconditionally indemnify and hold Purchaser harmless against any loss or liability including, without limitation, attorney's fees, resulting from any claims or litigation arising out of incidents which occurred prior to the Closing Date.

         2.12 Compliance with Law. There is not outstanding or, to Seller's knowledge, threatened any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal against or affecting Seller, the Business or the Assets. Seller, the Business and the Assets are in compliance with all applicable federal, state and local laws, regulations and administrative orders which are significant to the Business (including, without limitation, applicable statutes, rules, regulations, orders and restrictions relating to licensure, equal employment opportunities or environmental standards or controls), and Seller has received no notices of alleged violations thereof. No governmental authorities are presently conducting proceedings against Seller and, to Seller's knowledge, no such investigation or proceeding is pending or being threatened. Seller has all federal, state and local permits, certificates, licenses, approvals and other authorizations necessary in the conduct and operation of the Business as currently conducted. All such licenses and permits of Seller are in full force and effect, and no violations are or have been recorded in respect thereof for which a fine or penalty may be levied, and no proceeding is pending or threatened to revoke or limit any such licenses and permits. Seller has obtained all consents, approvals and authorizations of, and made all declarations, filings and registrations with any governmental or regulatory authority, as required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         2.13 Taxes. All federal, state, local and foreign tax returns, information returns and other reports (the "Tax Returns") of Seller required by law to be filed have been timely filed, and Seller has paid or provided for all taxes (including taxes on properties (real and personal), income, franchises, licenses, sales and payrolls) which have become due pursuant to such Tax Returns or pursuant to any assessment, including any interest, penalty or addition thereto, whether disputed or not. There are no tax liens on any of the Assets except those with respect to taxes not yet due and payable. There are no pending tax examinations of the Tax Returns of Seller nor has Seller received a revenue agent's report asserting a tax deficiency. There are not now and will not be at the Closing Date any claims pending or asserted against the Assets for unpaid taxes by any federal, state, local or other governmental body. Seller has withheld from each payment made to employees of Seller the amount of all taxes (including, but not limited to, federal, state and local income taxes and Federal Insurance Contribution Act taxes) required to be withheld therefrom, and has set aside all other employee contributions or payments customarily set aside with respect to such wages and has paid or will pay the same to, or has deposited or will deposit such payment with, the proper tax receiving officers or other appropriate authorities. Seller is not a partner or a member of any partnership or joint venture or any other entity classified as a partnership for federal income tax purposes.

         2.14     Employment Matters.

                  (a) Seller is not a party to any written or oral employment agreements with any of its employees (the "Employees"), consultants, agents or other persons performing services for the Business except as set forth on Schedule 2.14(a) attached hereto, and any such agreement is terminable by Seller at will without penalty or cost to Seller. Seller has paid or made provision for the payment of all salaries and wages of the Employees accrued through the date hereof. Purchaser does not assume and is not responsible for any obligation or liability arising out of any employment relationship of Seller or the termination thereof. Purchaser shall have no obligation to hire any of the Employees who are engaged in the Business as of the date hereof. Nothing in this Agreement shall confer upon any of the Employees any rights or remedies, including any right to employment or continued employment for any specified period or of any nature or kind whatsoever. Seller is not a party to any collective bargaining contracts or any other contracts, agreements or understandings with any labor unions or other representatives of the Employees. No collective bargaining agreement is currently being negotiated by Seller. There exists no present or, to the best of Seller's knowledge, threatened labor disturbance or pending arbitration, unfair labor practice, grievance or other proceedings or litigation of any kind with respect to the Employees, and no such labor disturbance, proceedings or litigation has existed during the past twelve
(12) months or exists which remains unresolved on the date hereof.

                  (b) Seller has not since inception, nor does it currently sponsor, maintain, contribute to or participate in a Multiemployer Plan or a "defined benefit plan" within the meaning of Section 3(35) of the Employee Retirement Income Security Act of 1974 ("ERISA") covering employees of Seller. None of the Employee Benefit Plans is an "employee pension benefit plan," or an "employee welfare benefit plan," within the meaning of Section 3(3) of ERISA. There are no pending or, to the best of Seller's knowledge, threatened claims, lawsuits or arbitrations against any Employee Benefit Plan or any fiduciary thereof. Each Employee Benefit Plan is, and has been, operated in compliance in all material respects with the applicable provisions of federal and state law. Seller has paid in full all insurance premiums or otherwise met all other funding obligations with regard to all Employee Benefit Plans for policy years or other applicable policy funding periods ending on or before the Closing Date. Upon termination of employment of any Employee, neither Seller nor any employee will incur any liability for any severance or termination pay, pension, profit-sharing or other post-retirement benefit, including but not limited to life, health and welfare benefits, or other similar payment. Seller does not self-insure any Employee Benefit Plan. For purposes of this representation, "Employee Benefit Plans" shall mean bonus, pension, benefit, welfare, profit-sharing, retirement, disability, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, funds, programs or arrangements, and any employment contracts or executive compensation agreements, written or oral, in each of the foregoing cases, which cover or covered, are or were maintained for the benefit of, or relate or related to, any or all current or former employees of Seller.

         2.15 Consents and Approvals. Except for (a) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement in definitive form relating to the meeting of the Shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Proxy Statement"), (b) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System, and any necessary approval of such applications and/or notices and (c) the approval of this Agreement by the requisite vote of the Shareholders, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each, a "Governmental Entity") or with any third party are necessary in connection with the execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby

         2.16 Seller Information. The information relating to Seller which is provided to Purchaser by Seller or its representatives for inclusion in the Proxy Statement and the post-effective amendment to Purchaser's shelf registration statement on Form S-4 (such shelf registration statement and any post-effective amendment thereto relating to this transaction, or any other S-4 Registration Statement used in connection with the transactions contemplated hereby, the "S-4") in which the Proxy Statement will be included as a prospectus, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Purchaser or any of its subsidiaries) will comply with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder.

         2.17 No Untrue or Inaccurate Representation or Warranty. No representation or warranty by Seller contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact, necessary to make the statements therein not misleading.

                                    ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Seller as follows:

         3.1 Organization and Standing of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under and by virtue of the laws of the State of Mississippi.

         3.2 Authority of Purchaser. Purchaser has all requisite power and authority to (a) execute, deliver and perform its obligations under this Agreement and the documents to be executed in connection herewith, and (b) consummate the transactions contemplated hereby. All action on the part of Purchaser necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby has been or will be taken prior to the Closing Date. This Agreement shall constitute the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditor's rights generally and except as enforceability is subject to general principles of equity

         3.3 SEC Reports. Purchaser has previously made available to Seller a true and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 1999 by Purchaser with the SEC pursuant to the Securities Act of 1933 (the "Securities Act") or the Exchange Act (collectively, the "Purchaser Reports") and (b) communication mailed by Purchaser to its shareholders since December 31, 1999, and no such Purchaser Report or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Purchaser has timely filed all Purchaser Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Purchaser Reports complied with the published rules and regulations of the SEC with respect thereto.

         3.4 Purchaser Information. The information relating to Purchaser and its subsidiaries to be contained in the Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Seller) will comply with the provisions of the Exchange Act, and the rules and regulations thereunder.

         3.5 No Untrue or Inaccurate Representation or Warranty. No representation or warranty by Purchaser contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact, necessary to make the statements therein not misleading.

         3.6      Tax Representations.

                  (a) Purchaser has no intention or plan to reacquire any of the Common Stock issued to Seller or, subsequently, to the Shareholders pursuant to this Agreement. To the best knowledge of Purchaser, no person related to Purchaser (within the meaning of Treasury Regulation ss.1.368-1(e)(3)) and no person acting as an intermediary for Purchaser or such a related person has a plan or intention to acquire any of the Common Stock issued pursuant to this Agreement.

                  (b) Purchaser has no plan or intention to sell or otherwise dispose of any of the assets of Seller acquired in this transaction, except for dispositions made in the ordinary course of business or transfers described in Treasury Regulation ss.1.368-2(k)(1).

                  (c) Purchaser is not a regulated investment company, a real estate investment trust, or a corporation 50% or more of the value of whose total assets (excluding cash, cash items, receivables and U.S. government securities) are stock or securities and 80% or more of the value of whose total assets (excluding cash, cash items, receivables and U.S. government securities) are assets held for investment. For purposes of the 50% and 80% determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets. A corporation shall be considered a subsidiary for purposes of this subparagraph if the parent owns

50% or more or the combined voting power of all classes of stock entitled to vote, or 50% or more of the total value of shares of all classes of stock outstanding.

                                    ARTICLE 4

                             COVENANTS OF PURCHASER

         4.1 Corporate Action. Purchaser will take all necessary corporate action required of it to carry out the transactions contemplated by this Agreement and to satisfy the conditions specified herein.

         4.2 Confidential Handling of Documents. Purchaser shall use its best efforts to keep confidential all information provided by Seller pursuant to this Agreement which is not in the public domain, and shall exercise the same care in handling such information as it would exercise with similar information of its own.

         4.3 Conduct of Business. Except as otherwise contemplated by this Agreement or consented to in writing by Seller, Purchaser shall not:

                  (a) take any action or enter into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval (as defined in Section 7.3 hereof);

                  (b) take any action, including entering into any agreement with any other party, the effect of which would be to require Purchaser to authorize additional shares of its common stock in order to fulfill both Purchaser's obligations to Seller pursuant to this Agreement and obligations to any such other party pursuant to any such agreement; or

                  (c)      agree or commit to do any of the foregoing.

                                    ARTICLE 5

                               COVENANTS OF SELLER

         Seller hereby covenants and agrees as follows:

         5.1 Access and Information. Between the date hereof and the Closing Date, Seller shall give to representatives of Purchaser reasonable access during normal business hours to Seller's premises, books, accounts and records and all other relevant documents and will make available, and use its best efforts to cause the independent accountants of Seller to make available, copies of all such documents and information with respect to the business and properties of Seller related to the Assets and the Business as representatives of Purchaser may from time to time request, including, without limitation, the working papers used to prepare the Schedule of Assets, all in such manner as not unduly to disrupt the normal business activities of Seller. Such access shall include consultations with the officers of Seller. During the period from the date of this Agreement to the Closing Date, Seller shall confer on a regular and frequent basis with one or more representatives of Purchaser to report material operational matters and to report the general status of ongoing operations. Seller shall notify Purchaser of any material adverse change in the financial position, earnings or business of Seller after the date hereof and prior to the Closing and of any governmental complaints, investigations, hearings or adjudicatory proceedings (or communications indicating that the same may be contemplated) or of any other matter which may be material to Seller and shall keep Purchaser fully informed of such events and permit its representatives to participate in all discussions relating thereto.

         5.2 Conduct of Business. Between the date hereof and the Closing Date, except as otherwise contemplated by this Agreement or approved by Purchaser, Seller shall conduct the Business only in the ordinary course thereof consistent with past practice, in such a manner that the representations and warranties contained in Article 2 shall be true and correct at and as of the Closing Date (except for changes contemplated, permitted or required by this Agreement) and so that the conditions to be satisfied by Seller at the Closing shall have been satisfied. From the date hereof until Closing, except as otherwise consented to by Purchaser in writing, Seller shall not:

         (a) fail to use its best efforts to (i) maintain the Assets in their present condition, (ii) comply with all laws and regulations of governmental agencies or authorities, including applicable tax laws and regulations, (iii) operate the Business in the manner necessary to maintain its reputation and (iv) keep in force all licenses, permits and approvals necessary to the operation of the Business as now conducted;

         (b) fail to deliver to Purchaser any notices of any defaults or noncompliance, cease and desist orders, notices of review or requests for information received from lessors, mortgage holders, governmental bodies or insurers relating to Seller, the Business or its operations;

         (c) fail to deliver to Purchaser any notice or other information regarding pending or threatened litigation with respect to Seller, the Business or its operations;

         (d) amend its Articles of Incorporation, Bylaws or other similar governing documents;

         (e) make any capital expenditures other than those which (i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) in any event, are in an amount of no more than $1,000 in the aggregate, or except as necessary to comply with regulatory guidelines or requirements;

         (f)      enter into any new line of business;

         (g) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to Seller, or which could reasonably be expected to impede or delay consummation of the transactions contemplated hereby;

         (h) change its methods of accounting in effect December 31, 2000, except as required by changes in generally accepted accounting principles or regulatory accounting principles as concurred to by Seller's independent accountants;

         (i) except as required by applicable law, (i) adopt, amend, or terminate any employee benefit plan or any agreement, arrangement, plan or policy between Seller and one or more of its current or former directors, officers or employees or (ii) except for normal increases, in each case in the ordinary course of business consistent with past practice, or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any employee benefit plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

         (j) sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

         (k) incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

         (l) create, renew, amend or terminate, or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which Seller is a party or by which Seller or its property is bound;

         (m) take any action or enter into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval (as defined in Section 7.3 hereof); or

         (n)      agree or commit to do any of the foregoing.

         5.3 Best Efforts to Secure Consents. Seller shall take the necessary action and shall use its best efforts to secure before the Closing all necessary consents and approvals required to carry out the transactions contemplated by this Agreement and to satisfy all other conditions precedent to the obligations of Purchaser and Seller.

         5.4 Unusual Events. Seller shall deliver prompt written notice to Purchaser of any material change in the Assets or the Business from the date of this Agreement until the Closing. Until the Closing Date, Seller shall supplement or amend all relevant Schedules and Exhibits with respect to any matter thereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such Schedules and Exhibits.

         5.5 Press Releases. Seller shall not issue any press release or other public statement relating to this Agreement or the transactions contemplated hereby except as may be required by law.

                                    ARTICLE 6

                              ADDITIONAL AGREEMENTS

         6.1      Regulatory Matters.

                  (a) Purchaser and Seller shall promptly prepare and file with the SEC the Proxy Statement, and Purchaser shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of Seller and Purchaser shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Seller shall thereafter mail the Proxy Statement to the Shareholders. Purchaser shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement.

                  (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement. Seller and

Purchaser shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Seller or Purchaser, as the case may be, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

                  (c) Seller and Purchaser shall, upon request, furnish each other with all information concerning themselves, their directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Purchaser or Seller to any Governmental Entity in connection with the transactions contemplated by this Agreement.

                  (d) Purchaser and Seller shall promptly furnish each other with copies of written communications received by Purchaser or Seller, as the case may be, or any of their respective Subsidiaries, Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

         6.2 Shareholder Meeting. Seller shall take all steps necessary to duly call, give notice of, convene and hold a meeting of the Shareholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval and adoption of this Agreement. Seller will, without recommendation due to conflicts of interest of a majority of Seller's directors, submit this Agreement and the transactions contemplated hereby to the Shareholders for their approval.

         6.3 Legal Conditions. Each of Purchaser and Seller shall use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the transactions contemplated hereby and, subject to the conditions set forth in Articles 7, 8 and 9 hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Seller or Purchaser in connection with the transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

         6.4 Stock Exchange Listing. Purchaser shall make all filings required of it to cause the shares of Common Stock issued pursuant to this Agreement to be approved for listing on the NYSE, subject to official notice of issuance, as of the Closing Date.

         6.5 Affiliates. Seller shall provide a list to Buyer of all directors, executive officers and other persons who are "affiliates" of Seller (for purposes of Rule 145 of the Securities Act). Seller shall use its reasonable best efforts to cause each such "affiliate" of Seller to deliver to Purchaser as soon as practicable after the date of this Agreement a written agreement in the form of Exhibit 6.5. Seller agrees and acknowledges that such "affiliates" receiving Common Stock of Purchaser shall receive stock certificates containing a legend stating that such shares may only be transferred in accordance with such written agreement.

                                    ARTICLE 7

        CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY EACH PARTY

         The respective obligations of each party which are to be discharged under this Agreement at the Closing are subject to the performance, at or prior to the Closing, of the following conditions:

         7.1 Shareholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the Shareholders under applicable law.

         7.2 Listing of Shares. The shares of Common Stock which shall be issued to the Shareholders upon consummation of the transactions contemplated hereby shall have been authorized for listing on the NYSE, subject to official notice of issuance.

         7.3 Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect, and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

         7.4 S-4. The S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

         7.5 No Injunctions or Restraints; Illegality. No action or proceeding shall have been instituted against, and no order, decree or judgment of any court, agency, commission or other Governmental Entity shall exist against Purchaser or Seller, which seeks to or would render it unlawful as of the Closing to effect the transactions contemplated hereby in accordance with the terms hereof, and no such action shall seek damages by reason of the transactions contemplated hereby. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the transactions contemplated hereby. No substantive legal objection to the transactions contemplated by this Agreement shall have been received from or threatened by any Governmental Entity.

                                    ARTICLE 8

                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

         All obligations of Seller which are to be discharged under this Agreement at the Closing are subject to the fulfillment at or prior to the Closing of each of the following conditions (unless expressly waived in writing by Seller at any time at or prior to the Closing):

         8.1 Representations and Warranties True. All of the representations and warranties made by Purchaser contained in Article 3 of this Agreement shall be true as of the date of this Agreement, shall be deemed to have been made again at and as of the date of the Closing, and shall be true at and as of the date of the Closing in all material respects. On the Closing Date, Purchaser shall have delivered a certificate signed by a duly authorized officer of Purchaser certifying the foregoing.

         8.2 Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate signed by a duly authorized officer of Purchaser certifying the foregoing.

         8.3 Other Deliveries. Purchaser shall have delivered such other documents and instruments contemplated by this Agreement or the agreements entered into in connection herewith, and such other documents and instruments as Seller or its counsel may reasonably request.

         8.4 Proceedings and Documents Satisfactory. All proceedings in connection with the sale of the Assets and all certificates and documents delivered to Seller pursuant to this Agreement shall be satisfactory in form and substance to Seller and its counsel acting reasonably and in good faith.

         8.5 Fairness Opinion. Prior to mailing the Proxy Statement, Seller shall have received an opinion from Mercer Capital Management Services, Inc. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Purchase Price is fair to the Shareholders from a financial point of view.

         8.6 Sale of Real Estate and Mineral Rights. Seller shall have entered into one or more contracts to sell to third parties all of the Real Estate and Mineral Rights for a cumulative sales price that, in the judgment of Seller's Board of Directors, is reasonable, and the sale of all of the Real Estate and Mineral Rights shall have occurred prior to Closing.

         8.7 Tax Opinion. Seller shall have received an opinion from Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. ("Seller's Counsel") in form and substance reasonably satisfactory to Seller, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing on the Closing Date, the Reorganization will be treated as a reorganization within the meaning of Section 368(a)(1)(C) of the Code and that Purchaser and Seller will each be a party to that reorganization. In rendering such opinion, Seller's Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Seller and others, reasonably satisfactory in form and substance to Seller's Counsel. Seller will cooperate with Seller's Counsel in executing and delivering to Seller's Counsel customary representations in connection with such opinion.

         8.8 Dissenting Shares. Dissenters rights shall have been perfected with respect to no more than two percent (2%) of Seller's outstanding shares.

                                    ARTICLE 9

              CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER

         All obligations of Purchaser which are to be discharged under this Agreement at the Closing are subject to the fulfillment at or prior to the Closing of each of the following conditions (unless expressly waived in writing by Purchaser at any time at or prior to the Closing):

         9.1 Representations and Warranties True. All of the representations and warranties of Seller contained in Article 2 of this Agreement shall be true as of the date of this Agreement, shall be deemed to have been made again at and as of the Closing, and shall be true at and as of the date of the Closing. On the Closing Date, Seller shall have delivered a certificate signed by a duly authorized officer of Seller certifying the foregoing.

         9.2 Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate signed by a duly authorized officer of Seller certifying the foregoing.

         9.3 Completion of Due Diligence Review. Purchaser shall have completed due diligence review of the Business, the Assets and Seller by no later than December 31, 2001, and Purchaser shall be satisfied in its sole discretion with the information obtained.

         9.4 Board of Director Approval. Purchaser's Board of Directors shall have approved this Agreement and all transactions contemplated hereby no later than January 31, 2002.

         9.5 Bill of Sale. Purchaser shall have received a Bill of Sale in the form of Exhibit 1.1(b), executed by a duly authorized officer of Seller.

         9.6 Other Deliveries. Seller shall have delivered such other documents and instruments contemplated by this Agreement or the agreements entered into in connection herewith, and such other documents and instruments as Purchaser or its counsel may reasonably request.

         9.7 Proceedings and Documents Satisfactory. All proceedings in connection with the sale of the Assets and all certificates and documents delivered to Purchaser pursuant to this Agreement shall be satisfactory in form and substance to Purchaser and its counsel acting reasonably and in good faith.

         9.8 No Adverse Change. From the date of this Agreement until the Closing, the operations of Seller shall have been conducted in the ordinary course of business, consistent with Section 5.2 of this Agreement; no event shall have occurred or have been threatened which has or would have a material adverse affect upon the Business or Seller; and Seller shall not have sustained any loss or damage to the Assets or the Business, whether or not insured.

         9.9 Sale of Real Estate and Mineral Rights. All of the Real Estate and Mineral Rights shall have been sold prior to Closing.

         9.10 Loan Payoff. All amounts arising under any and all notes payable from Seller to Purchaser shall have been paid in full.

         9.11 Dissenting Shares. Dissenters rights shall have been perfected with respect to no more than two percent (2%) of Seller's outstanding shares.

                                   ARTICLE 10

                                   TERMINATION

         10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the matters presented in connection with the transactions contemplated hereby by the
Shareholders:

         (a) by mutual agreement of Seller and Purchaser in a written instrument, if the Board of Directors of such party so determines by a vote of a majority of the members of its entire Board;

         (b) by either Purchaser or Seller, upon written notice to the other party (i) 60 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 10.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein, or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the transactions contemplated hereby;

         (c) by either Purchaser or Seller, if the transactions contemplated hereby shall not have been consummated on or before April 30, 2002, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

         (d) by either Purchaser or Seller (provided that Seller may not terminate if it is in material breach of any of its obligations under
    Section 6.2), if any approval of the Shareholders required for the consummation of the transactions contemplated hereby shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such Shareholders or at any adjournment or postponement thereof;

         (e) by either Purchaser or Seller, if any approval of Purchaser's Board of Directors required for the consummation of the transactions contemplated hereby shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such Board of Directors or at any adjournment or postponement thereof;

         (f) by either Purchaser or Seller (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if any of the representations or warranties set forth in this Agreement on the part of the other party shall be untrue or incorrect in any material respect, which is not cured within thirty (30) days following written notice to the party making such representation, or which, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1(e) unless the representation or warranty, together with all other representations and warranties that are untrue or incorrect, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 9.1 (in the case of a representation or warranty by Seller) or
    Section 8.1 (in the case of a representation or warranty by Purchaser);

         (g) by either Purchaser or Seller (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing;

         (h) by Purchaser, if the Board of Directors of Seller shall have withdrawn, modified or changed in a manner adverse to Purchaser its submission of this Agreement and the transactions contemplated hereby to the Shareholders or

         (i) by either Purchaser or Seller, if any condition to the terminating party's obligation to close, other than a condition contained in Sections 7.1, 7.3, 8.1, 8.2, 9.1, 9.2 or


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

    9.4, is not satisfied or waived on or prior to the Closing Date, and if any applicable cure period has lapsed, and if the failure to satisfy the condition that is the basis for termination is not due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein.

         10.2 Effect of Termination. In the event of termination of this Agreement by either Purchaser or Seller as provided in Section 10.1, this Agreement shall forthwith become void and have no effect except that (i) Sections 1.4 and 10.2 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its breach of any provision of this Agreement.

                                   ARTICLE 11

                                 INDEMNIFICATION

         Subject to the conditions and provisions herein set forth, Seller agrees to indemnify, defend and hold harmless Purchaser from and against:

         (a) All litigation, liabilities or obligations of and claims against Purchaser arising out of the Business prior to the Closing Date;

         (b) Any and all losses, damages, costs or deficiencies resulting from any and all misrepresentations or breaches of warranty or failures to perform the covenants or undertakings by Seller contained in or made pursuant to this Agreement; and

         (c) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses incident to any of the foregoing.

                                   ARTICLE 12

                                  MISCELLANEOUS

         12.1 Notices. All notices, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or mailed by certified mail, postage prepaid:

    To Seller:                    First Land and Investment Company
                                  Post Office Box 111
                                  Magnolia, Arkansas 71753
                                  Attention: Partee Tuberville

    With a copy (which            Mitchell, Williams, Selig, Gates
    shall not constitute          & Woodyard, PLLC
    notice) to:                   425 West Capitol Avenue, Suite 1800
                                  Little Rock, Arkansas 72201-3525
                                  Attention: Hermann Ivester, Esq.

    To Purchaser:                 BancorpSouth, Inc.
                                  One Mississippi Plaza
                                  Tupelo, Mississippi 38804
                                  Attention: Chief Executive Officer


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

    With a copy (which            Waller Lansden Dortch & Davis, PLLC
    shall not constitute          511 Union Street, Suite 2100
    notice) to:                   Nashville, Tennessee 37219-1760
                                  Attention: Ralph W. Davis, Esq.

or to such other address as either Seller or Purchaser may designate by notice to the other.

         12.2 Entire Agreement. This Agreement and the Exhibits, Schedules and documents delivered pursuant hereto constitute the entire agreement between the parties hereto relating to the subject matter of this Agreement. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the transactions contemplated hereby by the Shareholders; provided, however, that after any approval of the transactions contemplated by this Agreement by the Shareholders, there may not be, without further approval of such Shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         12.3 Governing Law. The validity and construction of this Agreement shall be governed by the laws of the State of Mississippi applicable to contracts made and to be performed wholly within such State.

         12.4 Section Headings. The Section headings are for reference only and shall not limit or control the meaning of any provision of this Agreement.

         12.5 Waiver. No delay or omission on the part of any party hereto in exercising any right hereunder shall operate as a waiver of such right or any other right under this Agreement.

         12.6 Exhibits. All Exhibits, Schedules and documents referred to in or attached to this Agreement are integral parts of this Agreement as if fully set forth herein, and all statements appearing therein shall be deemed to be representations.

         12.7 Assignment. No party hereto shall assign this Agreement without first obtaining the written consent of the other party. Without waiver of the foregoing provisions, all of the rights, benefits, duties, liabilities and obligations of the parties hereto shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

         12.8 Plain Meaning. Seller and Purchaser have each negotiated the terms hereof, reviewed this Agreement carefully, and discussed it with their legal counsel. It is the intent of the parties that each word, phrase and sentence and other part hereof shall be given its plain meaning, and that rules of interpretation or construction of contracts that would construe any ambiguity of any part hereof against the draftsman, by virtue of being the draftsman, shall not apply.

         12.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall comprise one and the same instrument.

         12.10 Severability. If any one or more of the provisions of this Agreement is determined to be illegal or unenforceable, all other provisions of this Agreement shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.


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

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                        "SELLER"
                                        FIRST LAND AND INVESTMENT COMPANY



                                        By: /s/ Partee Tuberville
                                            ------------------------------------
                                            President


                                        "PURCHASER"
                                        BANCORPSOUTH, INC.



                                        By: /s/ Aubrey B. Patterson
                                            ------------------------------------
                                            Chairman and Chief Executive Officer


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